EXHIBIT 99.02

TABLE 4a- EASTMAN CHEMICAL COMPANY DETAIL OF SALES REVENUE

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
(Dollars in millions)	2005	2005	2005	2005	2005

Sales Revenue	$1,762	$1,752	$1,816	$1,729	$7,059
Less: CASPI restructured, divested, and consolidated product lines (1)	--	--	--	--	--
Sales revenue - continuing product lines	$1,762	$1,752	$1,816	$1,729	$7,059

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
(Dollars in millions)	2004	2004	2004	2004	2004

Sales Revenue	$1,597	$1,676	$1,649	$1,658	$6,580
Less: CASPI restructured, divested, and consolidated product lines (1)	174	193	74	--	441
Sales revenue - continuing product lines	$1,423	$1,483	$1,575	$1,658	$6,139

TABLE 4b- EASTMAN DIVISION DETAIL OF SALES REVENUE

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
(Dollars in millions)	2005	2005	2005	2005	2005

Sales Revenue	$885	$902	$940	$917	$3,644
Less: CASPI divested/consolidated product lines (1)	--	--	--	--	--
Sales revenue - continuing product lines	$885	$902	$940	$917	$3,644

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
(Dollars in millions)	2004	2004	2004	2004	2004

Sales Revenue	$886	$943	$892	$824	$3,545
Less: CASPI divested/consolidated product lines (1)	174	193	74	--	441
Sales revenue - continuing product lines	$712	$750	$818	824	$3,104

(1) These businesses and product lines include acrylate ester monomers, composites (unsaturated polyester resins), inks and graphic arts raw materials, liquid resins, powder resins and textile chemicals divested on July 31, 2004 as well as other restructuring, divestiture and consolidation activities that the Company has completed related to these businesses and product lines.

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